Exhibit 99.1

ImmunoGen Appoints Lauren White as Senior Vice President and Chief Financial Officer

Waltham, MA – September 18, 2023 – ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that Lauren White has been appointed Senior Vice President and Chief Financial Officer.

"We are excited to have Lauren join our team and believe that her expertise in financial planning and strategy, operations, and investor relations will be invaluable as we evolve as a fully-integrated oncology company," said Mark Enyedy, ImmunoGen's President and Chief Executive Officer. "We have made significant progress in the business this year with the successful launch of ELAHERE®, the positive MIRASOL results intended to support ELAHERE's expansion into Europe as well as full approval in the US, and the progression of our novel pipeline of ADCs. We are confident that the breadth and depth of Lauren's experience driving growth and managing complex financial systems on a global scale while ensuring disciplined allocation of capital will enhance and accelerate execution against our strategic priorities."

Ms. White has over 20 years of international experience in corporate finance, strategic partnering, accounting, and investor relations. She joins ImmunoGen from C4 Therapeutics, where she served as Chief Financial Officer, Treasurer, and Principal Accounting Officer, developing and leading the Company's financial strategy and operations. Before C4 Therapeutics, Ms. White held roles of increasing responsibility at Novartis, most recently serving as Vice President and Global Head of Financial Planning and Analysis for the Novartis Institutes for BioMedical Research (NIBR), where she led financial strategy and planning for the research unit. Prior to this role, she launched the global health business unit as Chief Financial Officer in Basel, Switzerland, and was responsible for several franchises globally. Ms. White also served as the global head for Novartis' Malaria franchise throughout Africa, Asia, and Latin America. Before joining Novartis, Ms. White served in various strategy and marketing roles with Boston Consulting Group and General Electric. Ms. White received a BS from the Carroll School of Management at Boston College and an MBA from Harvard Business School.

"I am thrilled to join ImmunoGen at this exciting time as the organization works to deliver ELAHERE to patients in need around the world and advance its novel portfolio of next generation ADCs," said Ms. White. "With promising milestones ahead and a robust balance sheet now bolstered by revenue generation, I look forward to working closely with the rest of the Executive Committee to offer more good days to patients with cancer and create value for shareholders."

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to TARGET A BETTER NOW™.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

ELAHERE® is a registered trademark of ImmunoGen, Inc.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These statements include, but are not limited to, the Company's expectations related to its revenues and operating expenses and the potential full approval of ELAHERE in the US and regulatory approval of ELAHERE in Europe. Various factors could cause ImmunoGen's actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of the Company's preclinical and clinical development processes; top-line data may change as more patient data become available and are subject to audit and verification procedures; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of preclinical studies, clinical trials, and regulatory processes; the timing and outcome of the Company's anticipated interactions with regulatory authorities; the risk that the Company may not be able to obtain adequate price and reimbursement for any approved products, including the potential for delays or additional difficulties for ELAHERE in light of the FDA granting accelerated approval; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and the resulting impact on ImmunoGen's industry and business; and other factors as set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2023, the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2023 and July 31, 2023, and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. ImmunoGen undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.

INVESTOR RELATIONS CONTACT

ImmunoGen

Anabel Chan

781-895-0600

anabel.chan@immunogen.com

MEDIA CONTACTS

ImmunoGen

Courtney O'Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com